UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2015 (September 16, 2015)

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-8546	22-2465228
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue

New York, New York 10022
(Address of principal executive offices and zip code)

(212) 235-2190
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2015, Trinity Place Holdings Inc. (the “Company”) entered into an employment letter agreement (the “Agreement”) with Steven Kahn, 49, pursuant to which he became the Company’s Chief Financial Officer, effective as of September 21, 2015. Mr. Kahn’s employment with the Company will be “at will,” and either Mr. Kahn or the Company may terminate his employment at any time and for any reason, with or without Cause (as defined in the Agreement).

Mr. Kahn will be paid an annual base salary of $290,000. Mr. Kahn will also receive a cash bonus of $25,000 for the 2015 fiscal year, payable during the first two months of 2016, provided he is employed by the Company on the payment date. Mr. Kahn will also be eligible to receive a bonus with respect to any year, subject to the discretion of the board of directors of the Company, taking into account the performance of the Company and Mr. Kahn’s performance for such year. Any such bonus may be payable in cash and/or restricted stock, as determined by the board of directors.

Mr. Kahn will also receive a one-time grant of 30,000 restricted stock units (“RSUs”), with 10,000 RSUs vesting on each of the first three anniversaries of Mr. Kahn’s first day of employment with the Company, provided that he remains employed by the Company on the applicable vesting date. If Mr. Kahn’s employment is terminated by the Company without Cause, the portion of the RSUs that would have vested on the vesting date immediately following such termination shall vest. If Mr. Kahn’s employment with the Company is terminated without Cause within six months following a change of control of the Company (as defined in the applicable plan or award agreement), all of the unvested RSUs will immediately vest.

If Mr. Kahn’s employment with the Company is terminated by the Company without Cause (as reasonably determined by the Company), the Company will pay to Mr. Kahn a minimum severance amount equal to the product of his weekly salary multiplied by 12.

Prior to joining the Company, Mr. Kahn served as Chief Financial Officer and Treasurer of United Realty Trust Incorporated from May 2014 through August 2015, and Chief Financial Officer of its advisor, United Realty Advisors LP. Prior to that he served as Senior Vice President, Director of Financial Reporting and Taxation for SL Green Realty Corp, a public real estate investment trust (NYSE: SLG), where he was responsible for all SEC filings, financial accounting and reporting, Sarbanes-Oxley compliance as well as tax compliance and transaction structuring, from November 1999 through July 2013. Mr. Kahn previously served as senior manager at PricewaterhouseCoopers, LLP, specializing in real estate, where he was responsible for comprehensive management of client relationships and audit engagements, from January 1998 through November 1999. Mr. Kahn served in a similar capacity at Deloitte & Touche LLP, from September 1989 to January 1998. In 1989, Mr. Kahn graduated from Queens College of the City University of New York with a B.A. in accounting. Mr. Kahn is a New York licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

As of September 21, 2015, Richard Pyontek ceased to serve as Chief Financial Officer of the Company. Mr. Pyontek will remain as Chief Accounting Officer of the Company and will report to Mr. Kahn.

The foregoing description of the terms of the Agreement is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

The following exhibits are filed herewith:

10.1	Letter Agreement, between Trinity Place Holdings Inc. and Steven Kahn, dated September 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Place Holdings Inc.

Date: September 22, 2015	/s/ Matthew Messinger
Matthew Messinger
President and Chief Executive Officer